EXHIBIT 99.1

For Immediate Release:

NEWS

LABOR READY NET INCOME INCREASED 22% IN 3rd QUARTER 2003
Company Estimates 40% Increase in 2003 Annual Net Income

TACOMA, WA – October 14, 2003 — Labor Ready, Inc. (NYSE:LRW) reported today that revenue for the third quarter ended September 26, 2003 rose 1.4% to $254.5 million compared to revenue of $250.9 million a year earlier.  Net income increased 22% to $10.3 million or $0.22 per share, compared to net income of $8.5 million or $0.18 per share in the third quarter of 2002.

“We are pleased with the strong earnings results in the third quarter,” said Labor Ready President and CEO Joe Sambataro.  “We are also encouraged by the sales momentum we saw at the end of September and the first weeks of October.  We intend to continue to deliver solid earnings growth by holding gross margins and operating expenses steady while aggressively pursuing sales.”

According to Sambataro, the 22% increase in net income was a result of a combination of higher gross margins of 30.1%, as compared to 29.1% a year ago, and a continuation of expense management initiatives.

For the fourth quarter, the Company estimates net income will increase approximately 20% over the $3.3 million of net income realized in the fourth quarter of 2002.  Revenue for the fourth quarter is expected to be in the range of $228 to $233 million compared to $223 million a year earlier.

The Company estimates net income for 2003 will increase approximately 40% over 2002 net income of $11.6 million, while revenue for the year is expected to be in the range of $870 to $875 million compared to revenue of $863 million in 2002.

Management will discuss third quarter 2003 results today on a conference call at 2:00 p.m. (PT). The conference call may be accessed on Labor Ready’s web site at www.LaborReady.com and will be available for replay for 30 days following the call.

About Labor Ready

Labor Ready is the nation’s leading provider of temporary manual labor to the light industrial and small business markets.  Labor Ready serves more than 275,000 customers by providing a flexible, dependable workforce to such industries as freight handling, warehousing, landscaping, construction and light manufacturing.  In 2002, the Company put nearly 600,000 people to work.  Labor Ready currently operates more than 780 locations in the U.S., Canada, and the United Kingdom. For additional information, visit Labor Ready’s website at www.LaborReady.com.

This news release contains forward-looking statements, such as statements about the ranges of revenues and profits anticipated for future periods, sales momentum, the success of measures for controlling costs and maintaining gross margins, and other factors that may affect our financial results and operations in the future. Our actual results are, however, subject to a number of risks, including:  1) national and global economic conditions; 2) our ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on our operations and financial results; 4) adverse developments in pending or future litigation; 5) significant labor disturbances which could disrupt industries we serve; 6) increased costs and collateral requirements in connection with our insurance obligations, including workers’ compensation insurance; 7) the adequacy of our financial reserves; 8) our continuing ability to comply with financial covenants in our lines of credit and other financing agreements; 9) our ability to attract and retain competent employees in key positions; and 10) other risks described in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q filed August 5, 2003.

For more information, contact:

Steve Cooper, CFO

253-680-8213

Stacey Burke, Director of Public Relations

253-680-8291

LABOR READY, INC.
SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 26, 2003	September 27, 2002	September 26, 2003	September 27, 2002
	(unaudited)		(unaudited)

Revenue from services	$254,497	$250,899	$642,461	$640,107
Cost of services	177,943	177,829	450,036	455,316
Gross profit	76,554	73,070	192,425	184,791
Selling, general and administrative expenses	57,261	56,144	163,848	162,773
Depreciation and amortization	2,137	2,183	6,252	6,974
Income from operations	17,156	14,743	22,325	15,044
Interest and other expense, net	(1,202)	(1,101)	(3,284)	(1,642)
Income before provision for income taxes	15,954	13,642	19,041	13,402
Taxes on income	5,605	5,161	6,686	5,067
Net income	$10,349	$8,481	$12,355	$8,335

Basic net income per share	$0.26	$0.21	$0.31	$0.20

Diluted net income per share	$0.22	$0.18	$0.29	$0.20

Weighted average shares outstanding:
Basic	40,335	41,228	40,263	41,027
Diluted	51,035	51,474	50,610	41,773

LABOR READY, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS

	As of
	September 26, 2003	December 31, 2002
Assets
Current assets
Cash, cash equivalents, and marketable securities	$89,547	$90,577
Accounts receivable, net	100,937	66,987
Other current assets	15,925	19,726
Total current assets	206,409	177,290
Property and equipment, net	29,791	31,217
Other assets	114,253	108,693
Total assets	$350,453	$317,200

Liabilities and shareholders’ equity
Current liabilities	$71,736	$57,836
Long-term liabilities	134,656	127,253
Total liabilities	206,392	185,089
Shareholders’ equity	144,061	132,111
Total liabilities and shareholders’ equity	$350,453	$317,200